Exhibit 99.1

Aegerion Pharmaceuticals Announces Resignation of

Chief Financial Officer

Chief Accounting Officer David Aubuchon Appointed as

Acting Chief Financial Officer

Cambridge, MA, May 14, 2015 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases, announced that Mark Fitzpatrick, Aegerion’s chief financial officer (CFO), has resigned. David Aubuchon, Aegerion’s chief accounting officer, will serve as acting CFO in the interim. The transition between Mr. Fitzpatrick and Mr. Aubuchon will occur within the next 30 days.

Marc Beer, Chief Executive Officer of Aegerion said, “Since prior to the marketing approval of our first product, JUXTAPID®, Mark has played a fundamental role in growing Aegerion into a global commercial organization. The management team, employees and board of directors have great respect for his leadership and contributions to Aegerion and we sincerely wish him the best in his next endeavor.”

David Aubuchon has served as chief accounting officer of Aegerion since March of 2015. Prior to joining the Company, Mr. Aubuchon was corporate controller at Ocata Therapeutics since October 2013 and was corporate controller at Inspiration Biopharmaceuticals from July 2012 until December 2012. From 1998 through 2010, Mr. Aubuchon held a series of positions with increasing responsibility at Sepracor (now known as Sunovion Pharmaceuticals), most recently as vice president, corporate controller and chief accounting officer. Additionally, Mr. Aubuchon was previously an auditor at PricewaterhouseCoopers LLP. Mr. Aubuchon holds a B.S. degree from the University of Massachusetts, Amherst and an M.B.A. degree from Babson College. Mr. Aubuchon holds a CPA certificate from the Commonwealth of Massachusetts.

Mr. Beer continued, “David brings over 20 years of financial leadership to Aegerion, including extensive experience in commercial-stage companies. With a strong accounting and finance team already in place, I am confident in our ability to manage through the transition seamlessly.”

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the company, please visit www.aegerion.com.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Associate Director, Investor Relations

(857) 242-5024